As filed with the U.S. Securities and Exchange Commission on June 8, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLURALSIGHT, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	82-3605465
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Pluralsight, Inc.
182 North Union Avenue
Farmington, Utah 84025
(801) 784-9007
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aaron Skonnard
Co-Founder, Chief Executive Officer, and Chairman
182 North Union Avenue
Farmington, Utah 84025
(801) 784-9007
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert G. Day Allison B. Spinner Rezwan D. Pavri Richard C. Blake Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	James Budge, Chief Financial Officer Matthew Forkner, Chief Legal Officer Pluralsight, Inc. 182 North Union Avenue Farmington, Utah 84025 (801) 784-9007	Richard A. Kline Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 (650) 725-3100
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A common stock, $0.0001 par value per share(3)		$	$	$

(1)	Not applicable pursuant to General Instruction II.E. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(3)	The Class A common stock registered hereunder will be sold by the selling stockholders.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion) Issued June , 2020

11,711,009 Shares

CLASS A COMMON STOCK

The selling stockholders identified in this prospectus, including certain of our executive officers and directors, are offering 11,711,009 shares of Class A common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

We have three classes of authorized common stock: The Class A common stock offered hereby, as well as Class B common stock and Class C common stock. The Class A common stock and Class B common stock have one vote per share. The Class C common stock has 10 votes per share. Immediately following the completion of this offering, Aaron Skonnard, our co-founder, Chief Executive Officer, and Chairman, personally and through associated entities, holds all of our issued and outstanding Class C common stock and holds approximately 50.3% of the combined voting power of our outstanding capital stock. As a result, Mr. Skonnard is able to control or significantly influence actions requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “PS.” On June 5, 2020, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $21.01 per share.

Investing in our Class A common stock involves risks. See the section titled “Risk Factors” beginning on page 14 of this prospectus and “Item 1A-Risk Factors” of our most recent reports on Form 10-K/A and Form 10-Q that are incorporated by reference in this prospectus before you invest in our securities.

PRICE $ A SHARE

			Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, before expenses, to the Selling Stockholders
Per Share			$	$	$
Total			$	$	$

(1) See the section titled “Underwriters” for a description of the compensation payable to the underwriters.

The selling stockholders have granted the underwriters the right to purchase up to an additional 1,756,651 shares of Class A common stock at the public offering price less the underwriting discount.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on            , 2020.

MORGAN STANLEY

Barclays		BofA Securities		SunTrust Robinson Humphrey
June	, 2020

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the selling stockholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Class A common stock.
For investors outside of the United States: neither we, the selling stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and observe any restrictions relating to, this offering of the shares of our Class A common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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PROSPECTUS SUMMARY
This summary highlights information contained in other parts of this prospectus or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our Class A common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and each of the documents incorporated by reference herein. You should read the entire prospectus carefully, especially the sections titled “Risk Factors,” “Our Organizational Structure,” and the consolidated financial statements of Pluralsight, Inc., and the related notes, and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including our Annual Report on Form 10-K/A filed on March 2, 2020 and our Quarterly Report on Form 10-Q filed on April 29, 2020 before deciding to buy shares of our Class A common stock.
As used in this prospectus, unless expressly indicated or the context otherwise requires, references to “Pluralsight,” “we,” “us,” “our,” the “Company,” and similar references refer to Pluralsight, Inc. and its consolidated subsidiaries, including Pluralsight Holdings, LLC, or Pluralsight Holdings.
PLURALSIGHT
Overview
We are a leading cloud-based technology skills development platform committed to closing the global technology skills gap. Learners on our platform can acquire today’s most valuable technology skills through high-quality learning experiences delivered by subject-matter experts. Real-time measurement and assessment of a learner’s performance on our platform provides technology leaders with visibility into the capabilities of their teams and confidence their teams will deliver on critical objectives. Our platform empowers teams to keep up with the pace of technological change, puts the right people on the right projects, and boosts productivity.
Many companies still use traditional in-person, instructor-led training, or ILT, models, which do not move fast enough or scale quickly enough to meet the ever-evolving customer expectations and the pace of technological change. We are disrupting these traditional skill development models to provide organizations with the skill development they need, when they need it, because learning should not be confined to a classroom, a “one size fits all” curriculum, or to a select minority of people.
With Pluralsight Skills, individuals and teams can quickly acquire today’s most valuable technology skills through high-quality skill development experiences, such as skill assessments, a curated library of expert-authored courses, directed learning paths, interactive content, and business analytics. Our platform is powered by Iris, our proprietary machine-learning driven skill and role assessment algorithm and recommendation engine, which enables businesses to more effectively quantify and develop skills across technologies. Through our platform, we provide businesses with visibility into strengths of their workforce, allowing them to better align resources, provide targeted skill development and advance the skills of their teams.
In 2019, we acquired GitPrime and rebranded it as Pluralsight Flow, which gives technology leaders objective data and visibility into workflow patterns to measure the productivity of their software developers. Pluralsight Flow aggregates data from code commits, pull requests and tickets, and packages this data into actionable metrics. It gives technology leaders a data-driven view of their development process to enable their teams to be more successful by debugging development processes and resolving bottlenecks.
Together, our products enable teams to develop, measure and deploy critical skills at scale and deliver products faster. We provide businesses with visibility into the strengths of their workforce, allowing them to better align resources, provide targeted skill development, and advance the skills of their teams. Ultimately, our mission is to democratize technology skills.
Closing the global technology skills gap requires more than success in our commercial business. That is why we created Pluralsight One, our social impact initiative, committed to serving marginalized populations that our commercial business will not reach. For more information see the section titled “Social Impact” in Part II, Item 7 of our Annual Report on Form 10-K/A filed on March 2, 2020.

We believe that we have substantial opportunities for growth. Based in part on industry sources, we estimate that our current total addressable market exceeds $42 billion; and industry sources also estimate that the global eLearning market will grow to $375 billion by 2026, indicating that global corporate training is shifting toward technology training.
In recent years, we reached significant scale in users and our customer base, which span over 180 countries across the globe. As of December 31, 2019, we had 17,942 business customers, including over 980,000 business users, compared to approximately 810,000 business users as of December 31, 2018. Our customers include 70% of the 2019 Fortune 500.
We achieved significant growth in recent periods. For the years ended December 31, 2017, 2018, and 2019, our revenue totaled $166.8 million, $232.0 million, and $316.9 million, respectively, which represents year-over-year growth of 27%, 39%, and 37%, respectively. Our revenue from business customers for the same periods was $125.3 million, $188.2 million, and $271.8 million, respectively, representing year-over-year growth of 41%, 50%, and 44%. Our net loss for the years ended December 31, 2017, 2018, and 2019, was $96.5 million, $146.8 million, and $163.6 million, respectively, which reflects our substantial investments in the future growth of our business.
For the three months ended March 31, 2019 and 2020, our revenue totaled $69.6 million and $92.6 million, respectively, which represents year-over-year growth of 33%. Our revenue from business customers for the same periods was $58.6 million and $81.3 million, respectively, representing year-over-year growth of 39%. Our net loss for the three months ended March 31, 2019 and 2020 was $33.9 million and $47.5 million, respectively, which reflects our substantial investments in the future growth of our business.
Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and in “Item 1A—Risk Factors” of our most recent reports on Form 10-K/A and Form 10-Q that are incorporated by reference in this prospectus. Key risks include:

•
Market adoption of cloud-based learning solutions is new and unproven and may not grow as we expect, which may harm our business and results of operations, and even if market demand increases, the demand for our platform may not increase.

•
If we do not expand our course library effectively or develop new platform features that respond to constantly evolving technologies and the needs of our customers, our business and results of operations could be adversely affected.

•	The market in which we participate is competitive, and if we do not compete effectively, our results of operations could be harmed.

•
If we are unable to mitigate the risks associated with serving our business customers, while increasing sales of our platform subscriptions to these customers, our business, financial condition, and results of operations could suffer.

•	Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform.

•
If our business customers do not expand their use of our platform beyond their current organizational engagements or renew their existing contracts with us, our ability to grow our business and improve our results of operations may be adversely affected.

•	Our future performance partly depends on attracting and retaining authors and producing content that addresses our customers’ needs.

•
Our quarterly and annual results of operations may be difficult to predict because they may vary significantly, and if we fail to meet the expectations of investors or securities analysts, our stock price and the value of your investment could decline.

•	The impact of the COVID-19 pandemic has and may continue to materially adversely affect our stock price, business operations, and overall financial performance.

•
Our principal asset is our interest in Pluralsight Holdings, and we are dependent upon Pluralsight Holdings and its consolidated subsidiaries for our results of operations, cash flows, and distributions, since we have no means to independently generate them.

•	Our ability to pay taxes and expenses, including payments under the Tax Receivable Agreement, or TRA, may be limited by our structure.

•	We will be required to pay the TRA Members for certain tax benefits we may claim, and we expect that the payments we will be required to make will be substantial.

•
The multi-class structure of our common stock has the effect of concentrating voting control with Aaron Skonnard, our co-founder, Chief Executive Officer, and Chairman; which limits or precludes your influence as a stockholder on corporate matters and may have a negative impact on the price of our Class A common stock.

If we are unable to adequately address these and other risks we face, our business, financial condition, results of operations, and prospects may be adversely affected.
Our Organizational Structure
In May 2018, we completed an initial public offering, or IPO. Our IPO was conducted through what is commonly referred to as an “UP-C” structure. In connection with the IPO and the UP-C structure, we completed the following series of reorganization transactions, referred to as the Reorganization Transactions:

•
The Fourth Limited Liability Agreement of Pluralsight Holdings was amended to, among other things, (i) appoint us as Pluralsight Holding’s sole managing member and (ii) effectuate the conversion of all outstanding membership units of Pluralsight Holdings, or the LLC Units, and reclassify all LLC Units as non-voting units;

•
Certain members of Pluralsight Holdings that were corporations merged with and into Pluralsight, Inc. and certain members of Pluralsight Holdings contributed certain of their LLC Units to Pluralsight, Inc., in each case in exchange for shares of Class A common stock;

•
The certificate of incorporation of Pluralsight, Inc. was amended and restated to authorize three classes of common stock, Class A common stock, Class B common stock, Class C common stock, and one class of preferred stock. Class B and Class C common stock were issued on a one-for-one basis to the members of Pluralsight Holdings who retained LLC Units, or the Continuing Members. Class B and Class C common stock have voting rights but no economic rights.

As the sole managing member of Pluralsight Holdings, Pluralsight, Inc. has the sole voting interest in Pluralsight Holdings and controls all of the business operations, affairs, and management of Pluralsight Holdings. Accordingly, Pluralsight, Inc. consolidates the financial results of Pluralsight Holdings and reports the non-controlling interests of the Continuing Members’ LLC Units on its consolidated financial statements. Following the completion of this offering, based on the number of LLC Units the Continuing Members, who are selling stockholders, expect to exchange for Class A common stock and sell in this offering, we will hold a 77.1% ownership interest in Pluralsight Holdings (excluding LLC Units that are subject to time-based vesting requirements).
Concurrent with the completion of the IPO and the Reorganization Transactions, we became a party to a TRA with the Continuing Members. The TRA provides for payment to the Continuing Members of approximately 85% of the amount of the calculated tax savings, if any, we will realize due to future exchanges of LLC Units (together with the corresponding shares of Class B or Class C common stock, as applicable) for Class A common stock. See the sections titled “Risk Factors—Risks Related to Our Organizational Structure,” “Our Organizational Structure,” and “Certain Relationships and Related Party Transactions” incorporated by reference from our Annual Report on Form 10-K/A filed on March 2, 2020, and our definitive proxy statement on Schedule 14A filed on March 18, 2020, respectively, for additional information regarding the TRA.

Corporate Information
We were incorporated in Delaware in December 2017 and have no material assets other than our ownership of LLC Units and have not engaged in any business or other activities except in connection with the Reorganization Transactions described in the section titled “Our Organizational Structure.” Our principal executive offices are located at 182 North Union Avenue, Farmington, Utah 84025, and our telephone number is (801) 784-9007. Our corporate website address is www.pluralsight.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and inclusion of our website address in this prospectus is an inactive textual reference only. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our Class A common stock.
“Pluralsight,” our logo, and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Pluralsight, Inc., Pluralsight Holdings, and their subsidiaries. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Issuer	Pluralsight, Inc.

Class A common stock offered by the selling stockholders
11,711,009 shares (3,762,984 shares of which represent shares of Class A common stock to be issued by us to our selling stockholders in exchange for an equal number of LLC Units and corresponding shares of our Class B common stock and Class C common stock, as applicable).

Option to purchase additional shares	The selling stockholders have granted the underwriters the option, exercisable for 30 days from the date of this prospectus to purchase up to 1,756,651 additional shares of our Class A common stock.

Class A common stock outstanding after this offering
109,222,685 shares of our Class A common stock (or  142,843,174 shares if all then outstanding exchangeable LLC Units (together with the same number of our Class B common stock and Class C common stock, as applicable) were exchanged for newly-issued shares of our Class A common stock on a one-for-one basis).

Class B common stock outstanding after this offering	20,533,013 shares

Class C common stock to be outstanding after this offering	13,087,476 shares

Total common stock to be outstanding after this offering	142,843,174 shares

Voting power held by holders of Class A common stock after giving effect to this offering	41.9%

Voting power held by holders of Class B common stock after giving effect to this offering	7.9%

Voting power held by holders of Class C common stock after giving effect to this offering	50.2%

Use of proceeds
The selling stockholders will receive all of the net proceeds from this offering and we will not receive any proceeds from the sale of shares of Class A common stock in this offering. See the section titled “Use of Proceeds.”

Voting rights	Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Each share of Class C common stock entitles its holder to 10 votes on all matters to be voted on by stockholders generally. Aaron Skonnard, our co-founder, Chief Executive Officer, and Chairman, personally and through his associated entities, holds all of our issued and outstanding Class C common stock and will hold approximately 50.3% of the combined voting power of our outstanding capital stock following this offering. As a result, he can control or significantly influence any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. See the section titled “Selling Stockholders” for additional information.

Holders of our Class A common stock, Class B common stock, and Class C common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise set forth in our amended and restated certificate of incorporation or as required by applicable law.

When LLC Units and a corresponding number of shares of Class B common stock or Class C common stock, as applicable, are exchanged or redeemed for cash or Class A common stock by a holder of LLC Units pursuant to the Fourth LLC Agreement as described below, such shares of Class B common stock or Class C common stock, as applicable, will be cancelled.

See Exhibit 4.4 to our Annual Report on Form 10-K/A filed on March 2, 2020 for a description of our capital stock.

Dividend policy
We do not intend to pay dividends on our Class A common stock in the foreseeable future, except possibly in connection with maintaining certain aspects of our UP-C structure. See the section titled “Risk Factors—Risks Related to Our Organizational Structure—The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of Pluralsight Holdings may complicate our ability to maintain our intended capital structure, which could impose transaction costs on us and require management attention” in our Annual Report on Form 10-K/A filed on March 2, 2020 for additional information.

Pluralsight, Inc. is a holding company, and its principal asset is a controlling equity interest in Pluralsight Holdings. If Pluralsight, Inc. decides to pay a dividend in the future, it would likely need to cause Pluralsight Holdings to make distributions to Pluralsight, Inc. in an amount sufficient to cover such dividend. If Pluralsight Holdings makes such distributions to Pluralsight, Inc., the other holders of LLC Units will be entitled to receive pro rata distributions.

Our ability to pay dividends on our Class A common stock may be restricted by the terms of any future debt or preferred securities incurred or issued by us or our subsidiaries. See the section titled “Dividend Policy” for additional information.

Exchange and redemption rights
The Continuing Members of Pluralsight Holdings from time to time, may, subject to the terms of the Fourth LLC Agreement, exchange their LLC Units, together with the corresponding shares of Class B common stock or Class C common stock, as applicable, for, at our option, cash or shares of Class A common stock, on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications, and other similar transactions, or, at our option, have such LLC Units redeemed by Pluralsight Holdings for cash or Class A common stock contributed to Pluralsight Holdings by us. Our decision to make a cash payment in connection with a Continuing Member’s exchange or redemption will be made by a majority of our board members, other than Aaron Skonnard, our co-founder, Chief Executive Officer, and Chairman. When an LLC Unit, together with a share of our Class B common stock or Class C common stock, as applicable, is exchanged for cash or a share of our Class A common stock or redeemed for cash or Class A common stock, the corresponding shares of our Class B common stock or Class C common stock, as applicable, will be cancelled.

Tax Receivable Agreement
Exchanges or redemptions of LLC Units for shares of our Class A common stock or, at our election, cash (which redemptions will be treated as exchanges for U.S. federal income tax purposes and for purposes of subsequent descriptions of the TRA in this prospectus) are expected to produce favorable tax attributes for us. These tax attributes would not be available to us in the absence of those transactions. We are a party to the TRA. Under the TRA, we generally expect to retain the benefit of 15% of the applicable tax savings after our payment obligations below are taken into account. Under the TRA, we generally will be required to pay to members of Pluralsight Holdings who did not exchange their limited liability company units of Pluralsight Holdings in the reorganization transactions entered into in connection with the IPO, or the TRA Members, 85% of the applicable savings, if any, in income tax that we realize, or in some circumstances are deemed to realize, as a result of (1) certain tax attributes that are created as a result of the exchanges of their LLC Units (calculated under certain assumptions), (2) tax benefits related to imputed interest, and (3) payments under the TRA. For purposes of calculating the income tax savings we realize, or are deemed to realize, under the TRA, we will calculate the income tax savings using the actual applicable U.S. federal income tax rate in effect for the applicable tax period and an assumed weighted-average state and local income tax rate. See the sections titled “Our Organizational Structure” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” in our Annual Report on Form 10-K/A filed on March 2, 2020 and our definitive proxy statement on Schedule 14A filed on March 18, 2020, respectively, for additional information.

As a result of the exchanges made in connection with this offering, we may incur a TRA liability. We do not expect to record a TRA liability until the tax benefits associated with the exchanges are more-likely-than-not to be realized. We estimate the incremental TRA liability that could result from these exchanges will be a maximum of $20.1 million. See “Capitalization” for additional information regarding the assumptions underlying our estimated maximum TRA liability.

Risk factors
See the section titled “Risk Factors” in the prospectus and “Item 1A—Risk Factors” of our most recent reports on Form 10-K/A and Form 10-Q that are incorporated by reference in this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A common stock.

Nasdaq trading symbol	“PS”
The number of shares of our Class A common stock that will be outstanding after this offering excludes the following:

•	4,293,126 shares of Class A common stock issuable upon the exercise of options outstanding as of March 31, 2020, with a weighted-average exercise price of $14.61 per share;

•	11,834,962 restricted stock units, or RSUs, of Pluralsight, Inc. that were outstanding as of March 31, 2020;

•	531,774 RSUs that were granted after March 31, 2020;

•	1,125,000 restricted share units of Pluralsight Holdings that were outstanding as of March 31, 2020;

•	28,962,254 shares of our Class A common stock reserved for future issuance under our equity compensation plans as of March 31, 2020, consisting of:

•
20,404,161 shares of Class A common stock reserved for future issuance under our 2018 Equity Incentive Plan, or our 2018 Plan, as of March 31, 2020, plus up to 3,541,714 shares of Class A common stock reserved for issuance under our 2017 Equity Incentive Plan, or 2017 Plan, upon vesting and settlement of RSUs that, on or after the date of this offering, expire, forfeit, or otherwise terminate or are withheld by us to cover tax withholding obligations, as well as any annual increases in the number of shares of Class A common stock reserved for future issuance under our 2018 Plan; and

•	5,016,379 additional shares of Class A common stock, subject to increase on an annual basis, reserved for future issuance under our 2018 Employee Stock Purchase Plan, or our ESPP;

•
20,533,013 shares of our Class A common stock issuable upon exchange for outstanding shares of our Class B common stock (together with the same number of LLC Units), which reflects 23,010,178 shares of Class B common stock outstanding as of March 31, 2020, adjusted for 2,477,165 shares of Class B common stock (together with the same number of LLC Units) exchanged in connection with this offering; and

•
13,087,476 shares of our Class A common stock issuable upon exchange for outstanding shares of our Class C common stock (together with the same number of LLC Units), which reflects 14,373,295 shares of our Class C common stock outstanding as of March 31, 2020, adjusted for 1,285,819 shares of Class C common stock (together with the same number of LLC Units) exchanged in connection with this offering.

Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise of outstanding stock options subsequent to March 31, 2020;

•	no vesting and settlement of outstanding RSUs subsequent to March 31, 2020;

•
no exchange of our Class B common stock or Class C common stock (together with the same number of LLC Units), for shares of Class A common stock on a one-for-one basis subsequent to March 31, 2020; and

•	no exercise by the underwriters of their option to purchase up to an additional 1,756,651 shares of Class A common stock from the selling stockholders in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present the summary consolidated financial and other data for Pluralsight, Inc. and its consolidated subsidiaries. Pluralsight Holdings is the predecessor of the issuer, Pluralsight, Inc., for financial reporting purposes, and its consolidated financial statements are our consolidated financial statements.
The summarized consolidated statement of operations data for the years ended December 31, 2017, 2018, and 2019 are derived from the audited consolidated financial statements and related notes of Pluralsight, Inc. incorporated by reference into this prospectus. The summarized consolidated statements of operations data for the years ended December 31, 2015 and 2016 have been derived from the consolidated financial statements that are not incorporated by reference into this prospectus.  The unaudited condensed consolidated statements of operations for the three months ended March 31, 2019 and 2020, as well as the unaudited condensed consolidated balance sheet as of March 31, 2020, are derived from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus. You should read the following summary consolidated financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 incorporated by reference in this prospectus. Our historical results are not necessarily indicative of our future results.

Consolidated Statements of Operations Data

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(in thousands, except per share amounts)
Revenue	$108,422	$131,841	$166,824	$232,029	$316,910	$69,617	$92,646
Cost of revenue(1)(2)	33,245	40,161	49,828	62,615	71,353	16,712	19,008
Gross profit	75,177	91,680	116,996	169,414	245,557	52,905	73,638
Operating expenses(1)(2):
Sales and marketing	44,872	51,234	103,478	158,409	207,085	44,171	62,415
Technology and content	33,146	36,159	49,293	69,289	102,902	20,271	30,144
General and administrative	15,916	18,130	46,971	78,418	85,560	22,191	23,371
Total operating expenses	93,934	105,523	199,742	306,116	395,547	86,633	115,930
Loss from operations	(18,757)	(13,843)	(82,746)	(136,702)	(149,990)	(33,728)	(42,292)
Other income (expense):
Interest expense	(7,399)	(6,320)	(11,665)	(6,826)	(23,565)	(1,678)	(7,149)
Loss on debt extinguishment	—	—	(1,882)	(4,085)	(950)	—	—
Other (expense) income, net	(18)	45	81	1,504	11,749	1,676	2,170
Loss before income taxes	(26,174)	(20,118)	(96,212)	(146,109)	(162,756)	(33,730)	(47,271)
Provision for income taxes	(186)	(494)	(324)	(664)	(823)	(154)	(242)
Net loss	$(26,360)	$(20,612)	$(96,536)	$(146,773)	$(163,579)	$(33,884)	$(47,513)
Less: Net loss attributable to non-controlling interests	—	—	—	(49,660)	(50,921)	(14,809)	(12,194)
Net loss attributable to Pluralsight, Inc.	$(26,360)	$(20,612)	$(96,536)	$(97,113)	$(112,658)	$(19,075)	$(35,319)
Less: Accretion of Series A redeemable convertible preferred units	(55,300)	(6,325)	(63,800)	(176,275)	—	—	—
Net loss attributable to common shares	$(81,660)	$(26,937)	$(160,336)	$(273,388)	$(112,658)	$(19,075)	$(35,319)
Net loss per share, basic and diluted(3)				$(0.72)	$(1.19)	$(0.25)	$(0.34)
Weighted-average common shares used in computing basic and diluted net loss per share(3)				62,840	94,515	75,927	104,631
________________

(1)	Includes equity-based compensation expense as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(in thousands)
Cost of revenue	$39	$20	$20	$205	$548	$84	$270
Sales and marketing	1,896	1,462	2,624	19,096	30,677	6,276	9,522
Technology and content	2,203	2,050	1,966	12,038	21,430	3,710	6,336
General and administrative	865	2,206	17,171	41,153	37,782	10,198	9,450
Total equity-based compensation	$5,003	$5,738	$21,781	$72,492	$90,437	$20,268	$25,578

(2)	Includes amortization of acquired intangible assets as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(in thousands)
Cost of revenue	$6,555	$6,565	$7,008	$7,586	$3,645	$525	$1,209
Sales and marketing	1,077	643	721	389	129	—	50
Technology and content	611	706	706	706	705	177	176
General and administrative	130	120	91	—	—	—	—
Total amortization of acquired intangible assets	$8,373	$8,034	$8,526	$8,681	$4,479	$702	$1,435

(3)
Represents net loss per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the periods following the Reorganization Transactions and Pluralsight, Inc.’s IPO described in Note 1—Organization and Description of Business and Note 17—Net Loss Per Share in Pluralsight, Inc.’s consolidated financial statements incorporated by reference into this prospectus.

Consolidated Balance Sheet Data

	As of March 31, 2020
	Actual	As Adjusted (1) (2) (3)

	(in thousands)
Cash and cash equivalents	$94,476	$93,476
Short-term investments	311,684	311,684
Long-term investments	126,214	126,214
Total assets	1,000,300	999,300
Deferred revenue, current and non-current	231,921	231,921
Convertible senior notes, net	476,819	476,819
Non-controlling interests(3)	56,458	50,414
Total stockholders’ equity	221,150	220,150
________________

(1)	Amounts presented on an as adjusted basis to give effect to the completion of this offering and after deducting the estimated offering expenses.

(2)
Amounts do not include the TRA liability that may result from the LLC Unit exchanges made in connection with this offering. We do not expect to record a TRA liability until the tax benefits associated with the exchanges are more-likely-than-not to be realized. We estimate the incremental TRA liability that could result from these exchanges will be a maximum of $20.1 million, which assumes, among other things, (i) all shares are exchanged based on the closing share price indicated on the cover of this prospectus, (ii) the number of shares exchanged by each exchanging stockholder is the same as reflected in the section titled “Selling Stockholders”, and (iii) there are no limitations on the utilization of tax attributes associated with the TRA liability.

(3)
Following the completion of this offering, Pluralsight, Inc. will own approximately 77.1% of Pluralsight Holdings and the non-controlling interest holders will own the remaining 22.9% (excluding LLC Units that are subject to time-based vesting requirements).

Key Business Metrics
We monitor business customers, billings, and certain related key business metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(dollars in thousands)
Business customers (end of period)	10,517	12,043	14,463	16,756	17,942	17,213	17,830
Billings	$130,043	$149,231	$205,807	$293,583	$379,051	$77,928	$90,278
Billings from business customers	$83,663	$104,861	$162,965	$248,159	$330,143	$67,156	$80,472
% of billings from business customers	64%	70%	79%	85%	87%	86%	89%
Business Customers. We define a business customer as a unique account in our customer relationship management system that had an active paying subscription at the end of the period presented. Each unique account in our customer relationship management system is considered a unique business customer as the system does not create unique accounts for individual customers, and, in some cases, there may be more than one business customer within a single organization.
Billings. We define billings as our total revenue plus the change in deferred revenue in the period, as presented in our consolidated statements of cash flows, less the change in contract assets and unbilled accounts receivable in the period.
Non-GAAP Financial Measures

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(dollars in thousands)
Non-GAAP gross profit	$81,771	$98,265	$124,024	$177,221	$249,773	$53,517	$75,134
Non-GAAP gross margin	75%	75%	74%	76%	79%	77%	81%
Non-GAAP operating loss	$(5,381)	$(71)	$(52,439)	$(54,349)	$(49,893)	$(10,396)	$(13,901)
Free cash flow	$1,699	$(7,927)	$(20,472)	$(18,032)	$(28,236)	$2,466	$2,721
Non-GAAP Gross Profit and Non-GAAP Gross Margin. We define non-GAAP gross profit as gross profit plus equity-based compensation, amortization related to acquired intangible assets, and employer payroll taxes related to employee stock transactions. We define non-GAAP gross margin as our non-GAAP gross profit divided by our revenue.
Non-GAAP Operating Loss. We define non-GAAP operating loss as loss from operations plus equity-based compensation, amortization related to acquired intangible assets, employer payroll taxes related to employee stock transactions, secondary offering costs, and acquisition-related costs.
Free Cash Flow. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and purchases of our content library.

Reconciliation of Non-GAAP Financial Measures
The following table provides a reconciliation of gross profit to non-GAAP gross profit:

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(dollars in thousands)
Gross profit	$75,177	$91,680	$116,996	$169,414	$245,557	$52,905	$73,638
Equity-based compensation	39	20	20	205	548	84	270
Amortization of acquired intangible assets	6,555	6,565	7,008	7,586	3,645	525	1,209
Employer payroll taxes on employee stock transactions	—	—	—	16	23	3	17
Non-GAAP gross profit	$81,771	$98,265	$124,024	$177,221	$249,773	$53,517	$75,134
Gross margin	69%	70%	70%	73%	77%	76%	79%
Non-GAAP gross margin	75%	75%	74%	76%	79%	77%	81%
The following table provides a reconciliation of loss from operations to non-GAAP operating loss:

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(in thousands)
Loss from operations	$(18,757)	$(13,843)	$(82,746)	$(136,702)	$(149,990)	$(33,728)	$(42,292)
Equity-based compensation	5,003	5,738	21,781	72,492	90,437	20,268	25,578
Amortization of acquired intangible assets	8,373	8,034	8,526	8,681	4,479	702	1,435
Employer payroll taxes on employee stock transactions	—	—	—	1,180	3,428	1,444	1,378
Secondary offering costs	—	—	—	—	918	918	—
Acquisition-related costs	—	—	—	—	835	—	—
Non-GAAP operating loss	$(5,381)	$(71)	$(52,439)	$(54,349)	$(49,893)	$(10,396)	$(13,901)
The following table provides a reconciliation of net cash provided by (used in) operating activities to free cash flow:

	Year Ended December 31,					Three Months Ended March 31,
	2015	2016	2017	2018	2019	2019	2020

	(in thousands)
Net cash provided by (used in) operating activities	$11,942	$4,468	$(12,139)	$(5,896)	$(11,729)	$5,536	$18,295
Less: Purchases of property and equipment	(7,954)	(10,142)	(5,951)	(8,796)	(11,181)	(2,133)	(13,894)
Less: Purchases of content library	(2,289)	(2,253)	(2,382)	(3,340)	(5,326)	(937)	(1,680)
Free cash flow	$1,699	$(7,927)	$(20,472)	$(18,032)	$(28,236)	$2,466	$2,721

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and in our most recent Annual Report on Form 10-K/A filed on March 2, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission, or SEC, which are incorporated by reference in this prospectus, together with all of the other information included in or incorporated by reference in this prospectus, before a decision to invest in our Class A common stock. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Class A Common Stock
The impact of the COVID-19 pandemic has and may continue to materially adversely affect our stock price, business operations, and overall financial performance.
Since December 2019, when COVID-19 was first reported in China, it has spread globally and the WHO declared it as a pandemic in March 2020. This pandemic has and may continue to adversely affect worldwide economic activity, business operations, and financial markets. The duration and magnitude of the extent to which the COVID-19 pandemic impacts our stock price, business operations, and overall financial performance is unknown at this time and will depend on certain developments, some of which are uncertain and not within our control, including the span and spread of the outbreak; the severity and transmission rate of the virus; the measures implemented or suggested by governing bodies, such as cities, counties, states, countries, and the WHO, to slow the spread of COVID-19 (for example, lockdowns, stay- or shelter- in-place orders, and social distancing); restrictions on travel; the effect on our vendors, customers, and community; the global economy and political conditions; the health of our employees, contractors, and their families; how quickly and to what extent normal economic and operating activities can resume; and other factors that are not predictable. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future. If we are not able to sufficiently manage and effectively respond to the impact the of COVID-19 outbreak, our business will be harmed.
Among the precautionary measures and operational modifications we have undertaken in response to the COVID-19 pandemic are the following: converting customer events, such as Pluralsight LIVE Europe, to virtual-only experiences; temporarily closing our offices and implementing a mandatory worldwide work from home policy; banning all employee travel; eliminating discretionary spending; and limiting the hiring of additional personnel. In addition, we may deem it advisable to alter, postpone, convert to virtual-only or cancel entirely future in-person customer, employee or industry events. We actively monitor COVID-19-related developments and may take further actions that alter our business operations as may be required by local, state or federal authorities or that we determine are in the best interests of our personnel, customers, vendors and stockholders. Whether these measures will negatively affect our sales and marketing efforts, sales cycles, personnel productivity, or customer retention, any of which could harm our financial performance and business operations, is indeterminable at this time.
Technology spending by our customers or prospective customers has been and may continue to be impacted by conditions presented by the COVID-19 pandemic. These conditions have and may continue to cause them to reduce or delay their purchasing decisions, limit their ability to purchase our offerings, reduce their ability to provide payment under existing contracts, decrease our customer retention, or delay our ability to provision our products and services, all of which could adversely affect our results of operations, future sales, and overall financial performance. For example, we experienced a decrease in our dollar-based net retention rate as of the end of the first quarter of 2020, in part due to the impact of COVID-19, and because we calculate that metric on a twelve-month trailing period, the cumulative impact of the decrease for the first quarter of 2020 will manifest for the next twelve months. COVID-19 may also impact our dollar-based net retention rate in future quarters. Further, travel restrictions and our work from home mandate as a result of the COVID-19 pandemic hinders our ability to interact with our prospective and existing customers in-person and host conferences and events in-person, which may impact sales of our products and services, decrease customer satisfaction and the effectiveness of our support activities, extend sales cycles and increase attrition rates.

The conditions presented by the COVID-19 pandemic may affect provisioning of goods and services by our suppliers and vendors, including Amazon Web Services and internet service providers. For example, the COVID-19 pandemic could cause some of our third-party providers to shut down their business, experience security incidents that impact our business, delay performance or delivery of goods and services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. In addition, the COVID-19 pandemic has resulted in more personnel working from home and conducting work via the internet and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our personnel’s access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our offerings, decrease the productivity of our workforce, and significantly harm our business operations, financial performance and results of operations.
Our platform and the other systems or networks used in our business have experienced and may continue experiencing an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to personnel working remotely using their household or personal internet networks and leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately on our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities. Although we retain errors and omissions insurance coverage for certain security and privacy damages and claim expenses, this coverage may be insufficient to compensate us for all liabilities that we may incur as a result of any actual or potential security breach, and we cannot be certain that insurance coverage will continue to be available to us on economically reasonable terms, or at all, or that an insurer will not deny coverage as to any future claim. One or more claims that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.
In the event a significant number of our employees, authors, or members of our key personnel become unavailable due to the COVID-19 outbreak, our business could be harmed, employee morale and cohesion could suffer, and our financial performance could be materially negatively impacted. Further, preservation of our company culture, efforts to collaborate, and the productivity of personnel could be compromised by the physical distance and lack of in-person interaction created by social distancing, shelter- or stay-in-place orders, travel restrictions, our global work from home mandate, and other measures responsive to the COVID-19 pandemic, which could harm our business.
As a result of the COVID-19 pandemic, the construction of our new headquarters in Draper, Utah has suffered and may continue to suffer delays because of challenges obtaining necessary construction materials and supplies and reductions in the availability of construction workers, which may disrupt our business operations in the future and delay the relocation of our headquarters. The ultimate financial impact and duration of these construction delays is unknown and difficult to assess at this time.
The COVID-19 pandemic has and may continue to materially adversely affect economies and financial markets globally, potentially leading to an economic downturn, which could further decrease technology spending and adversely affect demand for our offerings and harm our business and results of operations. In the event financial markets continue to worsen from impacts of the COVID-19 outbreak, investments in some financial instruments may pose risks arising from credit and market liquidity concerns. The long-term effects to the global securities markets of pandemics and other public health crises, including the ongoing COVID-19 pandemic, are difficult to estimate or predict. Concerns regarding the economic impact of the COVID-19 outbreak has caused extreme volatility in financial and other capital markets throughout the world, which has and may continue to materially adversely impact our stock price. Further, such volatility in the global capital markets could increase the cost of capital and could adversely impact our access to capital.
The global COVID-19 outbreak and its impacts on our business are unknown and difficult to predict. If our plans to ensure our business functions continue to operate effectively during and after this pandemic are unsuccessful or inadequate, our business, results of operations, financial condition, and stock price could be harmed. Further, to the extent the COVID-19 pandemic adversely affects our business, results of operations, or financial condition, it may also have the effect of heightening many of the risks described in this “Risk Factors” section as well as the risk factors described in our most recent Annual Report on Form 10-K/A filed on March 2, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC, which are incorporated by reference in this prospectus.
The Continuing Members have the right to have their LLC Units exchanged for shares of Class A common stock and any disclosure of such exchange or the subsequent sale of such Class A common stock may cause volatility in our stock price.
As of March 31, 2020, we have an aggregate of 37,383,473 shares of Class A common stock that are issuable upon exchange of LLC Units that are held by the Continuing Members. Under the Fourth LLC Agreement, the Continuing Members will be entitled to have their LLC Units exchanged for shares of our Class A common stock.
We cannot predict the timing, size, or disclosure of any future issuances of our Class A common stock resulting from the exchange of LLC Units or the effect, if any, that future issuances, disclosure, if any, or sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.
The multi-class structure of our common stock has the effect of concentrating voting control with Aaron Skonnard, our co-founder, Chief Executive Officer, and Chairman, which limits or precludes your influence as a stockholder on corporate matters and may have a negative impact on the price of our Class A common stock.
Our Class C common stock has 10 votes per share, our Class B common stock has one vote per share, and our Class A common stock, our publicly traded stock, has one vote per share. Aaron Skonnard, our co-founder, Chief Executive Officer, and Chairman, personally and through his associated entities, holds all our issued and outstanding Class C common stock, and immediately after this offering will hold approximately 50.3% of the combined voting power of our outstanding capital stock. As restricted share units of Pluralsight Holdings held by Mr. Skonnard vest over time, he will receive additional LLC Units and Class C common stock with 10 votes per share. As a result, Mr. Skonnard and his associated entities have the ability to control or significantly influence any action requiring the general approval of our stockholders, including the election and removal of our directors, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Many of these actions may be taken even if they are opposed by other stockholders. This concentration of ownership and voting power may delay, defer, or prevent an acquisition by a third party or other change of control of us and may make some transactions more difficult or impossible without his support, even if such events are in the best interests of other stockholders. This concentration of voting power with Mr. Skonnard and his associated entities may have a negative impact on the price of our Class A common stock.
As our Chief Executive Officer, Mr. Skonnard controls our day-to-day management and the implementation of major strategic investments of our company, subject to authorization and oversight by our board of directors. As a board member and officer, Mr. Skonnard owes fiduciary duties to us and our stockholders, including those of care and loyalty, and must act in good faith and with a view to the interests of the corporation. As a stockholder, even a controlling stockholder, Mr. Skonnard is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally. Because Mr. Skonnard, personally and through his associated entities, holds his economic interest in our business primarily through Pluralsight Holdings, rather than through the public company, he may have conflicting interests with holders of shares of our Class A common stock. For example, Mr. Skonnard may have a different tax position from us, which could influence his decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the TRA, and whether and when we should undergo certain changes of control within the meaning of the TRA or terminate the TRA. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See the section entitled “Certain Relationships and Related Party Transactions-Tax Receivable Agreement” incorporated by reference to our definitive proxy statement on Schedule 14A filed on March 18, 2020 for additional information. In addition, Mr. Skonnard’s significant ownership in us and resulting ability to effectively control or significantly influence us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.
In addition, in July 2017, Standard & Poor’s announced that they would cease allowing most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, our multi-class capital structure makes us ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices will not invest in our stock. Because of our dual class structure, we may be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors.
Although we do not rely on the “controlled company” exemption under the rules and regulations of Nasdaq, we have the right to use such exemption and therefore we could in the future avail ourselves of certain reduced corporate governance requirements.
Aaron Skonnard and his associated entities, collectively, hold a majority of the voting power of our outstanding capital stock, and therefore we are considered a “controlled company” as that term is set forth in the rules and regulations of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by a person or group of persons acting together is a “controlled company” and may elect not to comply with certain rules and regulations of Nasdaq regarding corporate governance, including:

•	the requirement that a majority of its board of directors consist of independent directors;

•
the requirement that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with board resolutions or a written charter, as applicable, addressing the nominations process and related matters as required under the federal securities laws; and

•	the requirement that its compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
These requirements would not apply to us if, in the future, we choose to avail ourselves of the “controlled company” exemption. Although we qualify as a “controlled company,” we do not currently rely on these exemptions and we fully comply with all corporate governance requirements under the rules and regulations of Nasdaq, including any phase-in periods specified thereunder. However, if we were to utilize some or all of these exemptions, we would not comply with certain of the corporate governance standards of Nasdaq, which could adversely affect the protections for other stockholders.
Our stock price may continue being volatile, and it may decline regardless of our operating performance.
Prior to our IPO, there was no public market for shares of our Class A common stock. On May 17, 2018, we sold shares of our Class A common stock to the public at $15.00 per share. From May 17, 2018, the date that shares of our Class A common stock began trading on Nasdaq, through June 3, 2020, the market price for our Class A common stock has ranged from $6.59 per share to $38.37 per share. The market price of our Class A common stock may continue fluctuating significantly in response to numerous factors, many of which are beyond our control, including, among others:

•	actual or anticipated fluctuations in our revenue and other results of operations, including as a result of the addition or loss of any number of customers;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

•
failure of securities analysts to initiate or maintain coverage of us, changes in ratings and financial estimates and the publication of other news by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	changes in operating performance and stock market valuations of SaaS-based software or other technology companies, or those in our industry in particular;

•	the size of our public float;

•	price and volume fluctuations in the trading of our Class A common stock and in the overall stock market, including as a result of trends in the economy as a whole;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business or industry, including data privacy, data protection, and information security;

•	lawsuits threatened or filed against us for claims relating to intellectual property, employment issues, or otherwise;

•	actual or perceived security breaches;

•	changes in our board of directors or management;

•	short sales, hedging, and other derivative transactions involving our Class A common stock;

•	sales of large blocks of our Class A common stock including sales by our executive officers, directors, and significant stockholders;

•	the impact of the COVID-19 pandemic on our business operations and overall financial performance; and

•	other events or factors, including changes in general economic, industry, and market conditions, and trends, as well as any natural disasters, which may affect our operations.
Following a period of volatility in the market price of our securities, we became the subject of securities litigation. For example, in August 2019, a class action complaint was filed by a stockholder in the U.S. District Court for the Southern District of New York against us and certain of our officers alleging violation of securities laws and seeking unspecified damages. In October 2019, the action was transferred to the U.S. District Court for the District of Utah and in March 2020, a lead plaintiff was appointed. An amended complaint was filed on June 3, 2020. The amended complaint names us as defendants, along with certain of our officers, members of our Board of Directors, and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, the lead underwriters from our March 2019 common stock offering. We believe this lawsuit is without merit and intend to defend the case vigorously. We are unable to estimate a range of loss, if any, that could result were there to be an adverse final decision. If an unfavorable outcome were to occur in this case, it is possible that the impact could be material to our results of operations in the period(s) in which any such outcome becomes probable and estimable. While we have insurance for this lawsuit and other types of claims, there is no assurance that our available insurance will be sufficient to cover these claims.
We may experience more such litigation following future periods of volatility. This type of litigation may result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business and financial condition.
Future sales of shares by existing stockholders could cause our stock price to decline.
Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Class A common stock in the public market following this offering, the market price of our Class A common stock could decline.  Immediately after this offering, we will have 109,222,685 outstanding shares of Class A common stock (excluding 33,620,489 shares of our Class A common stock that will be issuable upon exchange of LLC Units).
If securities or industry analysts do not publish research or reports about our business, or if they downgrade our common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not influence or control these analysts. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price could decline. In addition, if our results of operations fail to meet the forecast of analysts, our stock price could decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price and trading volume to decline.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans, or otherwise could dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. For example, we expect to grant equity awards under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies, and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A common stock to decline.
Our estimates of our total addressable market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business may not grow at similar rates.
This prospectus includes estimates of our total addressable market opportunity and forecasts of market growth, which are based in part on industry sources. Our total addressable market opportunity estimates and growth forecasts, whether obtained from industry sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Our publicly announced estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business may not grow at similar rates.
We generally do not intend to pay dividends.
We generally do not intend to pay dividends to the holders of our Class A common stock for the foreseeable future, except possibly in connection with maintaining certain aspects of our UP-C structure. See the section entitled “-Risks Related to Our Organizational Structure-The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of Pluralsight Holdings may complicate our ability to maintain our intended capital structure, which could impose transaction costs on us and require management attention” incorporated by reference to our Annual Report on Form 10-K/A filed on March 2, 2020. Our ability to pay dividends on our Class A common stock may be restricted by the terms of any future debt incurred or preferred securities issued by us or our subsidiaries or law. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, financial condition, and results of operations, current and anticipated cash needs, plans for expansion and any legal or contractual limitation on our ability to pay dividends. As a result, any capital appreciation in the price of our Class A common stock may be your only source of gain on your investment in our Class A common stock.
If, however, we decide to pay a dividend in the future, we would likely need to cause Pluralsight Holdings to make distributions to Pluralsight, Inc. in an amount sufficient to cover cash dividends, if any, declared by us.
Deterioration in the consolidated financial condition, earnings, or cash flow of Pluralsight Holdings for any reason could limit or impair its ability to pay cash distributions or other distributions to us. In addition, our ability to pay dividends in the future is dependent upon our receipt of cash from Pluralsight Holdings and its subsidiaries. Pluralsight

Holdings and its subsidiaries may be restricted from distributing cash to us by, among other things, law or the documents governing our existing or future indebtedness.
Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may deter third parties from acquiring us and diminish the value of our Class A common stock.
Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would benefit our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide for, among other things:
•a classified board of directors with staggered three-year terms;

•	the removal of directors by stockholders only for cause;

•
our multi-class structure, which provides Aaron Skonnard, our co-founder, Chief Executive Officer, and Chairman, personally and through his associated entities, the ability to control or significantly influence the outcome of matters requiring stockholder approval;

•
the ability of our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change in control;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings;

•	a prohibition on stockholders calling special stockholder meetings; and

•
certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be amended only by the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of our stock entitled to vote thereon, voting together as a single class.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of our company. These provisions could discourage proxy contests, make it more difficult for stockholders to elect directors of their choosing, and cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock, and affect the price that some investors are willing to pay for our Class A common stock.
Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.
Our amended and restated bylaws provide that, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees of ours or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws, or (iv) any other action asserting a claim that is governed by the internal affairs doctrine, the exclusive forum shall be a state or federal court located within the State of Delaware, in substantially all cases. Our amended and restated bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any action asserting a claim arising pursuant to the Securities Act, such a provision known as a “Federal Forum Provision.” Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees.

In light of the decision issued by the Delaware Supreme Court in Salzburg et al. v. Matthew Sciabacucchi, No. 346, 2019 (Del.), finding Federal Forum Provisions are valid under Delaware law, which decision overruled the decision issued by the Delaware Court of Chancery in Matthew Sciabacucchi v. Matthew B. Salzberg et al., C.A. No. 2017-0931-JTL (Del. Ch.), we intend to enforce the Federal Forum Provision in our amended and restated bylaws.
If we face relevant litigation and are unable to enforce these provisions, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our business, financial condition, or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference include forward-looking statements within the meaning of the federal securities laws. These forward-looking statements, which are subject to a number of risks, uncertainties and assumptions about us, generally relate to future events or our future financial or operating performance. In some cases, you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “target,” “project,” “contemplate,” or the negative version of these words and other comparable terminology that concern our expectations, strategy, plans, intentions or projections. Forward-looking statements contained in or incorporated by reference in this prospectus include, but are not limited to, statements about:

•	our ability to attract new customers and retain and expand our relationships with existing customers;

•	our ability to expand our course library and develop new platform features;

•	our future financial performance, including trends in billings, revenue, costs of revenue, gross margin, operating expenses, cash provided by operating activities, and free cash flow;

•	the demand for, and market acceptance of, our platform or for cloud-based technology learning solutions in general;

•	our ability to compete successfully in competitive markets;

•	our ability to respond to rapid technological changes;

•	our expectations of the impact of the novel coronavirus strain named SARS-CoV-2, abbreviated as COVID-19, pandemic may have on our business;

•	our ability to maintain operations and implement effective measures in response to the COVID-19 pandemic;

•	our expectations and management of future growth;

•	our ability to enter new markets and manage our expansion efforts, particularly internationally;

•	our ability to attract and retain key employees and qualified technical and sales personnel;

•	our ability to improve sales management and execution;

•	our ability to effectively and efficiently protect our brand;

•	our ability to timely scale and adapt our infrastructure;

•	our ability to maintain, protect, and enhance our intellectual property and not infringe upon others’ intellectual property;

•	our ability to successfully identify, acquire, and integrate companies and assets;

•	our ability to successfully defend ourselves in legal proceedings;

•
the amount and timing of any payments we make under our Fourth LLC Agreement and the TRA, including the TRA liability that may result from the LLC Unit exchanges made in connection with this offering; and

•	our ability to satisfy our obligations under the convertible senior notes.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus, and the documents incorporated by reference into this prospectus.
You should not rely upon forward-looking statements as predictions of future events. These statements are only predictions based primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. There are important factors that could cause our actual results, events, or circumstances to differ materially from the results, events, or circumstances expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and the documents incorporated by reference herein.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any of these forward-looking statements after the date of this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

DESCRIPTION OF CAPITAL STOCK
The description of our capital stock is incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the SEC on March 2, 2020.

USE OF PROCEEDS
The selling stockholders are selling all of the shares of Class A common stock being sold in this offering, including any shares sold upon exercise of the underwriters’ option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.

DIVIDEND POLICY
We do not intend to pay cash dividends in the foreseeable future.
We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends on our Class A common stock will be made at the discretion of our board of directors subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions, and capital requirements. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends declared by our board of directors. Our ability to pay cash dividends on our capital stock may also be limited by the terms of any future debt or preferred securities or future credit facility.
We are a holding company, and our principal asset is our controlling equity interest in Pluralsight Holdings. If, however, we decide to pay a dividend in the future, we would likely need to cause Pluralsight Holdings to make distributions to us in an amount sufficient to cover such dividend. If Pluralsight Holdings makes such distributions to us, the other holders of LLC Units will be entitled to receive pro rata distributions. See the section titled “Risk Factors—Risks Related to Our Organizational Structure—The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of Pluralsight Holdings may complicate our ability to maintain our intended capital structure, which could impose transaction costs on us and require management attention” incorporated by reference from our Annual Report on Form 10-K/A filed on March 2, 2020 for additional information.
In addition, Pluralsight Holdings is generally prohibited under Delaware law from making a distribution to unit holders (including us) to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Pluralsight Holdings (with certain exceptions) exceed the fair value of its assets.

CAPITALIZATION
The following table sets forth our cash, cash equivalents, restricted cash, investments and capitalization as of March 31, 2020.
You should read the information in this table together with Pluralsight, Inc.’s consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K/A for the year ended December 31, 2019 and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each incorporated by reference in this prospectus.

	As of March 31, 2020
	Actual	As Adjusted(1)(2)

	(unaudited) (in thousands, except share and per share data)
Cash and cash equivalents(1)	$94,476	$93,476
Short-term investments	311,684	311,684
Restricted cash and cash equivalents	24,431	24,431
Long-term investments	126,214	126,214
Total cash, cash equivalents, restricted cash and investments	$556,805	$555,805
Long-term debt:
Convertible senior notes, net	$476,819	$476,819
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 100,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Class A common stock, $0.0001 par value per share, 1,000,000,000 shares authorized, actual and as adjusted; 105,459,701 shares issued and outstanding, actual; 109,222,685 shares issued and outstanding, as adjusted	11	11
Class B common stock, $0.0001 par value per share, 200,000,000 shares authorized, actual and as adjusted; 23,010,178 shares issued and outstanding, actual; 20,533,013 shares issued and outstanding, as adjusted	2	2
Class C common stock, $0.0001 par value per share, 50,000,000 shares authorized, actual and as adjusted; 14,373,295 shares issued and outstanding, actual; 13,087,476 shares issued and outstanding, as adjusted	1	1
Additional paid-in capital	659,480	665,524
Accumulated other comprehensive loss	(1,102)	(1,102)
Accumulated deficit	(493,700)	(494,700)
Total stockholders’ equity attributable to Pluralsight, Inc.	164,692	169,736
Non-controlling interests	56,458	50,414
Total capitalization	$697,969	$696,969
________________

(1)
Amounts do not include the TRA liability that may result from the LLC Unit exchanges made in connection with this offering. We do not expect to record a TRA liability until the tax benefits associated with the exchanges are more-likely-than-not to be realized. We estimate the incremental TRA liability that could result from these exchanges will be a maximum of $20.1 million, which assumes, among other things, (i) all shares are exchanged based on the closing share price indicated on the cover of this prospectus, (ii) the number of shares exchanged by each exchanging stockholder is the same as reflected in the section titled “Selling Stockholders,” and (iii) there are no limitations on the utilization of tax attributes associated with the TRA liability.

(2)
Following the completion of this offering, Pluralsight, Inc. will own approximately 77.1% of Pluralsight Holdings and the non-controlling interest holders will own the remaining 22.9% (excluding LLC Units that are subject to time-based vesting requirements).

The number of shares of our Class A common stock that will be outstanding after this offering excludes the following:

•	4,293,126 shares of Class A common stock issuable upon the exercise of options outstanding as of March 31, 2020, with a weighted-average exercise price of $14.61 per share;

•	11,834,962 RSUs of Pluralsight, Inc. that were outstanding as of March 31, 2020;

•	531,774 RSUs that were granted after March 31, 2020;

•	1,125,000 restricted share units of Pluralsight Holdings that were outstanding as of March 31, 2020;

•	28,962,254 shares of our Class A common stock reserved for future issuance under our equity compensation plans as of March 31, 2020, consisting of:

•
20,404,161 shares of Class A common stock reserved for future issuance under our 2018 Plan, as of March 31, 2020, plus up to 3,541,714 shares of Class A common stock reserved for issuance under our 2017 Plan upon vesting and settlement of RSUs that, on or after the date of this offering, expire, forfeit, or otherwise terminate or are withheld by us to cover tax withholding obligations, as well as any annual increases in the number of shares of Class A common stock reserved for future issuance under our 2018 Plan; and

•	5,016,379 additional shares of Class A common stock, subject to increase on an annual basis, reserved for future issuance under our ESPP;

•
20,533,013 shares of our Class A common stock issuable upon exchange for outstanding shares of our Class B common stock (together with the same number of LLC Units), which reflects 23,010,178 shares of Class B common stock outstanding as of March 31, 2020, adjusted for 2,477,165 shares of Class B common stock (together with the same number of LLC Units) exchanged in connection with this offering; and

•
13,087,476 shares of our Class A common stock issuable upon exchange for outstanding shares of our Class C common stock (together with the same number of LLC Units), which reflects 14,373,295 shares of our Class C common stock outstanding as of March 31, 2020, adjusted for 1,285,819 shares of Class C common stock (together with the same number of LLC Units) exchanged in connection with this offering.

Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise of outstanding stock options subsequent to March 31, 2020;

•	no vesting and settlement of outstanding RSUs subsequent to March 31, 2020;

•
no exchange of our Class B common stock or Class C common stock (together with the same number of LLC Units), for shares of Class A common stock on a one-for-one basis subsequent to March 31, 2020; and

•	no exercise by the underwriters of their option to purchase up to an additional 1,756,651 shares of Class A common stock from the selling stockholders in this offering.

SELLING STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of May 31, 2020 by each selling stockholder.
The amounts and percentages of Class A common stock, Class B common stock, and Class C common stock (and for the Class B common stock and Class C common stock, together with the same amount of LLC Units) beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to outstanding equity awards held by the person that are currently exercisable or exercisable within 60 days of May 31, 2020 or the Beneficial Ownership Date, including those shares of our Class A common stock that will be issuable upon exchange of LLC Units (together with corresponding shares of our Class B common stock or Class C common stock, as applicable) on a one-for-one basis, subject to the terms of the Fourth LLC Agreement. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. See the section titled “Certain Relationships and Related Party Transactions—Fourth Amended and Restated LLC Agreement” incorporated by reference from our definitive proxy statement on Schedule 14A filed on March 18, 2020. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated below, the address of each selling stockholder listed in the table below is c/o Pluralsight, Inc., 182 N. Union Ave., Farmington, Utah 84025.

	Shares Beneficially Owned Before this Offering						% of Total Voting Power Before the Offering#	Number of Class A Shares Being Sold by Selling Stockholders in this Offering	Shares Beneficially Owned After this Offering (assuming option to purchase additional shares is not exercised)						% of Total Voting Power After the Offering (assuming option to purchase additional shares is not exercised)#‡
	Class A		Class B†		Class C†				Class A		Class B†		Class C†
Name of Selling Stockholder	Shares	%	Shares	%	Shares	%			Shares	%	Shares	%	Shares	%
Aaron Skonnard(1)	2,101,114	1.9%	—	—	14,477,732	100.0%	53.2%	1,300,000	2,086,933	1.9%	—	—	13,191,913	100.0%	50.6%
Entities affiliated with Insight Venture Partners(2)	9,929,684	9.3%	9,269,973	40.4%	—	—	7.0%	8,750,000	3,146,283	3.0%	7,303,374	31.8%	—	—	4.0%
Frederick Onion(3)	1,312,400	1.2%	9,961,071	43.4%	—	—	4.1%	1,000,000	312,400	*	9,961,071	43.4%	—	—	3.9%
James Budge(4)	791,311	*	597,807	2.6%	—	—	*	354,921	738,505	*	295,692	1.3%	—	—	*
Brad Rencher(5)	105,961	*	258,170	1.1%	—	—	*	50,000	105,961	*	208,170	*	—	—	*
Scott Dorsey(6)	134,350	*	221,712	*	—	—	*	50,000	134,350	*	171,712	*	—	—	*
Nate Walkingshaw(7)	203,940	*	64,503	*	—	—	*	114,654	153,789	*	—	—	—	—	*
Leah C. Johnson (8)	4,120	*	—	—	—	—	*	500	3,620	*	—	—	—	—	*
All Other Selling Stockholders (1 person)(9)	192,986	*	144,091	*	—	—	*	90,934	146,000	*	100,143	*	—	—	*

________________

†
The Class B common stock and Class C common stock are convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock or Class C common stock, as applicable, beneficially owns an equivalent number of shares of Class A common stock.

#
Percentage total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, and Class C common stock, as a single class. Each holder of Class C common stock shall be entitled to 10 votes per share of Class C common stock and each holder of Class A common stock and Class B common stock shall be entitled to one vote per share of Class A common stock or Class B common stock, as applicable, on all matters submitted to our stockholders for a vote. The Class A common stock, Class B common stock, and Class C common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Represents beneficial ownership or voting power of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of (i) 329,827 shares of Class A common stock and 10,548,482 shares of Class C common stock held by Skonnard Consulting, Inc., of which Mr. Skonnard is an owner; (ii) 656,700 shares of Class C common stock held by Skonnard Family GRAT 2021, of which Mr. Skonnard is a trustee; (iii) 988,408 shares of Class C common stock held by True Nord Trust, of which Mr. Skonnard may be deemed to have voting and dispositive power; (iv) 149,094 shares of Class C common stock held by Aaron & Monica Skonnard Revocable Trust, of which Mr. Skonnard is co-trustee; (v) 12,529 shares of Class A common stock held by Mr. Skonnard; (vi) 1,566,166 shares of Class A common stock subject to options held by Mr. Skonnard that are immediately exercisable within 60 days of the Beneficial Ownership Date; (vii) 192,592 shares of Class A common stock held by Mr. Skonnard underlying RSUs vesting within 60 days of the Beneficial Ownership Date; and (viii) 2,135,048 shares of Class C common stock held by Mr. Skonnard, of which 545,960 shares are unvested and subject to a right of repurchase in favor of the Company.

(2)
Consists of (i) 3,728,410 shares of Class A common stock held by Insight Venture Partners (Cayman) VII, L.P.; (ii) 535,783 shares of Class A common stock held by Insight Venture Partners (Delaware) VII, L.P.; (iii) 1,137,762 shares of Class A common stock held by IVP CIF II (AIP B), L.P.; (iv) 2,679,709 shares of Class A common stock held by Insight Venture Partners VII L.P.; (v) 61,964 shares of Class A common stock held by Insight Venture Partners VII (Co-Investors) L.P.; (vi) 1,549,091 shares of Class A common stock held by IVP CIF II (AIP A), L.P.; (vii) 236,965 shares of Class A common stock held by IVP (Venice), L.P.; and (viii) 9,269,973 shares of Class B common stock held by IVP CIF II (PS Splitter), L.P.; (collectively, the “Insight Shareholders”). The general partner of Insight Venture Partners VII, L.P., Insight Venture Partners VII (Co-Investors) L.P., Insight Venture Partners (Cayman) VII, L.P., and Insight Venture Partners (Delaware) VII, L.P. is Insight Venture Associates VII, L.P. The general partner of Insight Venture Associates VII, L.P. is Insight Venture Associates VII, Ltd., the sole stockholder of which is Insight Holdings Group, LLC (“Insight Holdings”). The general partner of IVP CIF II (AIP A), L.P., IVP CIF II (AIP B), L.P., and IVP CIF II (PS Splitter), L.P. is Insight Venture Associates Coinvestment II, L.P. Insight Holdings is the general partner of Insight Venture Associates Coinvestment II, L.P. The manager of IVP (Venice), L.P. is IVP GP (Venice), LLC, whose general partner is Insight Venture Associates X, Ltd., whose sole shareholder in turn is Insight Holdings. Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings and may be deemed to hold voting and dispositive power over the shares held of record by the Insight Shareholders. The foregoing is not an admission by Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners VII (Co-Investors) L.P., Insight Venture Partners VII L.P., Insight Venture Associates VII, L.P., Insight Venture Associates VII, Ltd., IVP CIF II (AIP A), L.P., IVP CIF II (AIP B), L.P., IVP CIF II (PS Splitter), L.P., Insight Venture Associates Coinvestment II, L.P., IVP (Venice), L.P., IVP GP (Venice), LLC, Insight Venture Associates X, Ltd. or Insight Holdings that it is the beneficial owner of the shares held by the Insight Shareholders. The address for the foregoing entities is 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(3)
Consists of (i) 1,282,400 shares of Class A common stock and 9,919,847 shares of Class B common stock held by Onion Consulting, Inc., of which Mr. Onion is an owner; and (ii) 30,000 shares of Class A common stock and 41,224 shares of Class B common stock held by Frederick A. Onion Revocable Trust, of which Mr. Onion is a co-trustee.

(4)
Consists of (i) 51,548 shares of Class A common stock held by Mr. Budge; (ii) 737,503 shares of Class A common stock subject to options held by Mr. Budge that are immediately exercisable within 60 days of the Beneficial Ownership Date; (iii) 2,260 shares of Class A common stock held by Mr. Budge underlying RSUs vesting within 60 days of the Beneficial Ownership Date; (iv) 265,692 shares of Class B common stock held by held by the James W Budge Irrevocable Legacy Trust dated 9/13/2019, of which Mr. Budge’s spouse is the trustee; and (v) 332,115 shares of Class B common stock held by Mr. Budge, of which 265,692 shares are unvested and subject to a right of repurchase in favor of the Company.

(5)
Consists of (i) 25,240 shares of Class A common stock and 101,923 shares of Class B common stock held by Mr. Rencher; (ii) 80,721 shares of Class A Common stock subject to options held by Mr. Rencher that are immediately exercisable within 60 days of the Beneficial Ownership Date; and (iii) 156,247 shares of Class B common stock held by Centerpine LLC, of which Mr. Rencher is a manager.

(6)
Consists of (i) 25,240 shares of Class A common stock held by Mr. Dorsey; (ii) 109,110 shares of Class A Common stock subject to options held by Mr. Dorsey that are immediately exercisable within 60 days of the Beneficial Ownership Date; (iii) 121,712 shares of Class B common stock held by Mr. Dorsey, of which 10,143 shares are unvested and subject to a right of repurchase in favor of the Company; and (iv) 100,000 shares of Class B common stock held by AREO Ventures, LLC, of which Mr. Dorsey is a manager.

(7)
Consists of (i) 46,925 shares of Class A common stock and 64,503 shares of Class B common stock held by Mr. Walkingshaw; (ii) 149,347 shares of Class A common stock subject to options held by Mr. Walkingshaw that are immediately exercisable within 60 days of the Beneficial Ownership Date; and (iii) 7,668 shares of Class A common stock held by Mr. Walkingshaw underlying RSUs vesting within 60 days of the Beneficial Ownership Date.

(8)	Consists of 4,120 shares of Class A common stock held by Ms. Johnson.

(9)
Represents shares held by one selling stockholder not listed above who owns less than 1% of the outstanding common stock prior to this offering. This selling stockholder is a current member of the management team.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the IRS, has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.
This summary applies only to Class A common stock acquired in this offering. It does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income or any tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	U.S. expatriates or certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code; or

•	persons that own, or are deemed to own, our Class B common stock, Class C common stock or the convertible senior notes.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the acquisition, ownership and disposition of our stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, you are a non-U.S. holder if you are a holder of our stock that is not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and is not any of the following:

•	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or other entity treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends on our capital stock in the foreseeable future, except possibly in connection with maintaining certain aspects of our UP-C structure. See the section titled “Risk Factors—Risks Relating to Our Organizational Structure—The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate members of Pluralsight Holdings may complicate our ability to maintain our intended capital structure, which could impose transaction costs on us and require management attention,” incorporated by reference from our Annual Report on Form 10-K/A filed on March 2, 2020 for additional information. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Our Class A Common Stock.”
Except as otherwise described below in the discussions of effectively connected income (in the next paragraph), backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally you will be required to update such forms and certifications from time to time as required by law. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8, including any required attachments and your taxpayer identification number; additionally you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to withholding tax, are includable on your U.S. income tax return and generally taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.
Gain on Disposition of Our Class A Common Stock
Except as otherwise described below in the discussion of backup withholding, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•
you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs, and other conditions are met; or

•
our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our Class A common stock at any time during the foregoing period.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion assumes this is the case. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.
If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty. If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor with respect to whether any applicable income tax or other treaties may provide for different rules.

Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person as defined under the Code.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
FATCA
The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder, collectively, FATCA, generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock paid to a “non-financial foreign entities” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity and provides certain information with respect to such U.S. owners, certifies that there are none or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our Class A common stock, which may be relied upon by a taxpayer until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.
Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding, and disposing of our stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement to be entered into, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, will severally agree to purchase, and the selling stockholders will agree to sell to them, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
SunTrust Robinson Humphrey, Inc.
Total	11,711,009
The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters will offer the shares of Class A common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement will provide that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters will be obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters will not be required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representative. Sales of Class A common stock made outside of the United States may be made by affiliates of the underwriters.
The selling stockholders will grant to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,756,651 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and the exercise of the underwriters’ option in full to purchase up to an additional 1,756,651 shares of our Class A common stock.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by the selling stockholders	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$
The estimated offering expenses payable by Pluralsight Holdings, exclusive of underwriting discounts and commissions, are approximately $ . We have agreed to reimburse the underwriters for up to $25,000 of expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
Our Class A common stock is listed on the Nasdaq Global Select Market under the trading symbol “PS”.
Our executive officers and directors (except for one of our non-employee directors who currently holds, directly and indirectly, in the aggregate less than 140,000 securities exchangeable for, or convertible into shares of Class A common stock), and the selling stockholders in this offering have agreed, or will agree, that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, they will not, during the period ending 60 days after the date of this prospectus, or the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or units of Pluralsight Holdings beneficially owned by the locked-up party or any other securities so owned convertible into or exercisable or exchangeable for shares of our common stock or units of Pluralsight Holdings or publicly disclose the intention to do any of the foregoing;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or units of Pluralsight Holdings; or

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock;

whether any such transaction described above is to be settled by delivery of our common stock, units of Pluralsight Holdings, or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for Class A common stock, if such demand would require us during the restricted period to file, or make a public announcement of our intention to file, a registration statement.
The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares pursuant to the terms of the underwriting agreement;

•
transactions relating to shares of our Class A common stock acquired from the underwriters in this offering or in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period in connection with subsequent sales of our shares acquired in such open market transactions;

•
the transfer of the locked-up party’s securities (i) to the spouse, domestic partner, parent, child, or grandchild of the locked-up party or any other person with whom the locked-up party has a relationship by blood, marriage, or adoption not more remote than first cousin, or to a trust or other entity formed for estate planning purposes for the direct or indirect benefit of the locked-up party or any other person with whom the locked-up party has a relationship by blood, marriage, or adoption not more remote than first cousin, (ii) by bona fide gift, will or intestacy, (iii) if the locked-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, or (iv) by bona fide gift to a charitable organization (as such term is described in Section 501(3)(c) of the Code), or a charitable organization, by one of our directors, so long as the aggregate amount of such gift taken together with all such other gifts by such locked-up party does not exceed 40,000 shares or units of such locked-up party’s securities (or any other of such locked-up party’s securities convertible into or exercisable or exchangeable for such shares or units), or a Permitted Donation; provided that no filing under Section 16(a) of the Exchange Act or other public filing, report, or announcement reporting a reduction in beneficial ownership of shares of common stock or other securities shall be required or shall be voluntarily made during the restricted period, unless, the locked-up party is otherwise permitted to file a report under Section 16(a) of the Exchange Act during the restricted period in connection with other exceptions under the lock-up agreement in which case such filing shall include a statement to the effect that the charitable gift was made pursuant to such Permitted Donation;

•
if the locked-up party is a corporation, partnership, limited liability company, trust, or other business entity, the transfer of the locked-up party’s securities (A) to another corporation, partnership, limited liability company, trust, or other business entity that controls, is controlled by, manages, or is managed by or is under common control with the locked-up party or affiliates of the locked-up party (including, for the avoidance of doubt, where the locked-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a disposition, transfer, or distribution by the locked-up party to its stockholders, partners, members, or other equity holders;

•
the establishment, amendment, or modification of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, or a 10b5-1 plan, for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of shares of our common stock during the restricted period, except, in the case of an amendment or modification to such plan, with respect to shares of our common stock originally subject to such plan prior to the amendment or modification, and provided that the amendment or modification does not affect the terms or conditions with respect to the transfer thereof, and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the locked-up party or us regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our common stock may be made under such plan during the restricted period;

•
the sale or transfer of our common stock pursuant to a 10b5-1 plan in effect as of the date the locked-up party enters into the lock-up agreement, or an Existing Plan, provided that (i) the expected timing and volume of any sale or transfer of shares of common stock pursuant to an Existing Plan are disclosed in the lock-up agreement and (ii) to the extent a public filing under the Exchange Act, if any, is required in connection with such sale or transfer, such filing shall include a statement to the effect that the sale or transfer was made pursuant to such Existing Plan;

•
the transfer of the locked-up party’s securities to us in connection with the vesting or settlement of RSUs or incentive units or the exercise of options or other rights to purchase shares of common stock, in each case on a “net” or “cashless” basis or to cover tax withholding obligations of the locked-up party in connection with such vesting or exercise, including any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such RSUs, incentive units, options or rights, provided that if the locked-up party is required to file a report under Section 16(a) of the Exchange Act during the restricted period, the locked-up party shall include a statement in any such report to the effect that such transfer is in connection with the vesting or settlement of RSUs or incentive units, or the “net” or “cashless” exercise of options or other rights to purchase shares of common stock, as applicable or to cover tax obligations in connection with such vesting;

•
the sale by us on behalf of the locked-up party of up to such number of shares of Class A common stock solely necessary to raise funds to satisfy our income and payroll tax withholding obligations in connection with the settlement or vesting of restricted stock units held by the locked-up party that are outstanding as of the date hereof; provided that if the locked-up party is required to file a report under Section 16(a) of the Exchange Act during the Restricted Period, the locked-up party shall include a statement in any such report to the effect that such transfer was solely pursuant to the circumstances described in this clause, no other shares of our common stock were sold and that the locked-up party’s shares are subject to a lock-up agreement with the underwriters; provided further that no other public announcement shall be required or shall be voluntarily made in connection with such transfer;

•
the transfer of the locked-up party’s securities to us pursuant to agreements under which we or any of our equity holders has the option to repurchase such securities upon termination of service of the locked-up party;

•
the transfer of securities pursuant to the consummation of a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our securities after the consummation of this offering, that has been approved by our board of directors, the result of which is that any “person,” as defined in Section 13(d)(3) of the Exchange Act, or group of persons, other than us, becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 of the Exchange Act, of 50% of the total voting power of our voting stock, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the securities of the locked-up party shall remain subject to the restrictions above;

•
the exchange, redemption, or repurchase of any units of Pluralsight Holdings (or securities convertible into or exercisable or exchangeable for units of Pluralsight Holdings) and a corresponding number of shares of Class B common stock or Class C common stock, as applicable, into or for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A common stock), or, at our option, for cash or Class A common stock, pursuant to the Fourth LLC Agreement, provided that (i) such shares of Class A common stock and other securities remain subject to the restrictions above and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the locked-up party or us regarding the exchange, redemption, or repurchase, as applicable, such announcement or filing shall include a statement to the effect that such exchange, redemption, or repurchase, as applicable, occurred pursuant to the Fourth LLC Agreement and no transfer of the shares of Class A common stock or other securities received upon exchange may be made during the restricted period, except sales or transfers of shares of our common stock pursuant to an Existing Plan; and

•	transfers of securities that occur pursuant to a domestic order or in connection with a divorce settlement;
provided that in the case of any transfer or distribution pursuant to the third, fourth, or twelfth bullet points above, other than in the case of a Permitted Donation, it shall be a condition to the transfer or distribution that the donee, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions above;
provided further that in the case of any transfer or distribution pursuant to the fourth, ninth or twelfth bullet points above, no filing under Section 16(a) of the Exchange Act or other public filing, report, or announcement reporting a reduction in beneficial ownership of shares of our common stock or other securities shall be voluntarily made during the restricted period; and
provided further that in the case of any transfer or distribution pursuant to the ninth or twelfth bullet points above, if the locked-up party is required to file a report under Section 16(a) of the Exchange Act during the restricted period, the locked-up party shall include a statement in such report to the effect that such transfer is to us in connection with the repurchase of the locked-up party’s securities or pursuant to a domestic order or in connection with a divorce settlement, as the case may be.
We will agree that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we will not, during the restricted period, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock or membership interests of Pluralsight Holdings or any other securities convertible into or exercisable or exchangeable for common stock or units of Pluralsight Holdings, or our securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our securities, in cash, or otherwise, (iii) file or submit any registration statement with the SEC relating to the offering of any our securities, or (iv) make any public announcement of our intention to do any of the foregoing.
Morgan Stanley & Co. LLC, in its sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters can close out a covered short sale by exercising the option to purchase additional shares from the selling stockholders or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares from the selling stockholders. The underwriters may also sell shares in excess of the option to purchase additional shares from the selling stockholders, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholders, and the underwriters will agree to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and banking services for us, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters in this offering were parties to the capped call transactions entered into in connection with our offering of convertible notes in 2019.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
Canada
The Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our Class A common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of our Class A common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our Class A common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
In the UK, this prospectus is only addressed to and directed to qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant person”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.
Hong Kong
Each underwriter has represented and agreed that:

(a)
it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of our Class A common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)
it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our Class A common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

•
shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulation 2005 of Singapore.
Switzerland
The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors, or QII
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Chile
The shares of common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).
Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.
British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010 (“SIBA”) or the Public Issuers Code of the British Virgin Islands.

China
This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions.
Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
South Africa
Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i.	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorized financial service providers under South African law;

(e)	financial institutions recognized as such under South African law;

(f)
a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

ii.	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.
No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the shares. Accordingly, this prospectus does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.
France
Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the shares to the public in France.
Such offers, sales and distributions will be made in France only:

(a)
to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)
in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Brazil
No securities may be offered or sold in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The securities have not been, and will not be, registered with the Comissão de Valores Mobiliários.
Kuwait
Unless all necessary approvals from the Kuwait Capital Markets Authority pursuant to Law No. 7/2010, its Executive Regulations, and the various Resolutions and Announcements issued pursuant thereto or in connection therewith have been given in relation to the marketing of and sale of the shares, these may not be offered for sale, nor sold in the State of Kuwait (“Kuwait”). Neither this prospectus nor any of the information contained herein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. With regard to the contents of this document we recommend that you consult a licensee as per the law and specialized in giving advice about the purchase of shares and other securities before making the subscription decision.
Qatar
The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar (including the Qatar Financial Centre) in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority, the Qatar Central Bank, Qatar Financial Centre Regulatory Authority or any other relevant Qatar governmental body or securities exchange and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

LEGAL MATTERS
The validity of the shares of our Class A common stock being offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering. Goodwin Procter LLP, Redwood City, California, is counsel for the underwriters in connection with this offering.
EXPERTS
The financial statements as of December 31, 2018 and for each of the two years in the period ended December 31, 2018 incorporated in this Registration Statement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Pluralsight, Inc. appearing in Pluralsight, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2019, and the effectiveness of Pluralsight, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website the SEC referred to above. We also maintain a website at www.pluralsight.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus, the documents set forth below that have been previously filed:

•
Our Annual Report on Form 10-K/A for the year ended December 31, 2019 filed with the SEC on March 2, 2020 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 18, 2020, incorporated by reference therein);

•	Exhibit 4.4 to our Annual Report on Form 10-K/A for the year ended December 31, 2019;

•	Our Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on April 29, 2020;

•	Our Current Reports on Form 8-K filed on March 23, 2020, May 6, 2020, and June 4, 2020; and

•
The description of our common stock, par value $0.0001 contained in our prospectus on Form 8-A, filed with the SEC on May 17, 2018, including any subsequent filed amendments and reports updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:
Pluralsight, Inc.
182 North Union Avenue
Farmington, Utah 84025
Tel: (801) 784-9007
Attn: Investor Relations
Email: ir@pluralsight.com
We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may obtain a free copy of these reports on the Investor Relations section of our website, www. pluralsight.com.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION OR ANY INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY FREE WRITING PROSPECTUS PROVIDED IN CONNECTION WITH AN OFFERING. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee	$(1)(2)
FINRA filing fee	225,000
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Transfer agent and registrar fees	(2)
Miscellaneous	(2)
Total	$(2)
________________

(1)
Pursuant to Rule 456(b) and 457(r) under the Securities Act of 1933, as amended, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

(2)	These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
We adopted an amended and restated certificate of incorporation, which became effective immediately prior to the completion of the IPO, and which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, we adopted amended and restated bylaws, which became effective immediately prior to the completion of the IPO, and which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement that will be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us, the selling stockholders, and our officers and directors for certain liabilities arising under the Securities Act of 1933 or otherwise.

Item 16. Exhibits.
We have filed the exhibits listed on the accompanying Exhibit Index.
EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith

1.1	Form of Underwriting Agreement.					X

3.1#	Certificate of Correction of Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-230057	3.3	03/04/19

3.2#	Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-230057	3.1	03/04/19

3.3#	Amended and Restated Bylaws of the Registrant.	10-Q	001-38498	3.2	08/1/18

4.1#	Form of Class A common stock certificate of the Registrant.	S-1/A	333-224301	4.1	05/07/18

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.	-	-	-	-	X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	-	-	-	-	X

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	-	-	-	-	X

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).	-	-	-	-	X

24.1	Power of Attorney (included on signature page).	-	-	-	-	X

________________

#	Previously filed.
Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Farmington, Utah, on June 8, 2020.

PLURALSIGHT, INC.

By:	/s/ Aaron Skonnard
Aaron Skonnard Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron Skonnard and James Budge, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron Skonnard	Chief Executive Officer and Director	June 8, 2020
Aaron Skonnard	(Principal Executive Officer)

/s/ James Budge	Chief Financial Officer	June 8, 2020
James Budge	(Principal Financial and Accounting Officer)

/s/ Gary Crittenden	Director	June 8, 2020
Gary Crittenden

/s/ Scott Dorsey	Director	June 8, 2020
Scott Dorsey

/s/ Arne Duncan	Director	June 8, 2020
Arne Duncan

/s/ Ryan Hinkle	Director	June 8, 2020
Ryan Hinkle

/s/ Leah Johnson	Director	June 8, 2020
Leah Johnson

/s/ Timothy Maudlin	Director	June 8, 2020
Timothy Maudlin

/s/ Frederick Onion	Director	June 8, 2020
Frederick Onion

/s/ Brad Rencher	Director	June 8, 2020
Brad Rencher

/s/ Bonita Stewart	Director	June 8, 2020
Bonita Stewart

/s/ Karenann Terrell	Director	June 8, 2020
Karenann Terrell